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Exhibit 10.77

AMENDED AND RESTATED WAIVER AND STANDBY PURCHASE AGREEMENT

        This AMENDED AND RESTATED WAIVER AND STANDBY PURCHASE AGREEMENT (this "Agreement") is entered into as of March 10, 2008, by and among Hallmark Cards, Incorporated, a Missouri corporation ("Hallmark"), HC Crown Corp., a Delaware corporation ("HCC"), (Hallmark and HCC the "Hallmark Lenders") and Crown Media Holdings, Inc., a Delaware corporation ("Crown Holdings"), Crown Media United States, LLC, a Delaware limited liability company ("CMUS"), and the subsidiaries of Crown Holdings listed as Guarantors on the Credit Facility (the "Guarantors," and, together with Crown Holdings and CMUS, the "Borrowers") and amends and restates in its entirety the Waiver And Standby Purchase Agreement dated as of March 21, 2006 (the "Waiver Start Date"), as amended by amendments numbered 1 through 5 thereto (collectively, the "Original Agreement").

        WHEREAS, the Borrowers are indebted to the Hallmark Lenders pursuant to the obligations listed on Exhibit A hereto in favor of one or more of the Hallmark Lenders (collectively, the "Subject Obligations");

        WHEREAS, the Hallmark Lenders are willing to defer certain payments due under the Subject Obligations and to agree to purchase from the Bank Lenders (as defined below) certain obligations of the Borrowers, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Borrowers are willing to modify the Subject Obligations on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration for the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Definitions and Rules of Construction.

          (a)    Definitions.    As used herein:

          "Agreement" has the meaning set forth in the introductory paragraph.

          "Bank Lenders" means the lenders from time to time under the Credit Facility.

          "Borrowers" has the meaning set forth in the introductory paragraph.

          "Business Day" shall mean any day other than a Saturday or Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law or executive order to remain closed.

          "CMUS" has the meaning set forth in the introductory paragraph.

          "Credit Facility" means the Credit, Security, Guaranty and Pledge Agreement dated as of August 31, 2001 as amended by Amendments 1 through 14 thereto, among Crown Media Holdings, Inc., the guarantors named therein, the Hallmark Lenders referred to therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent.

          "Crown Holdings" has the meaning set forth in the introductory paragraph.

          "Excess Cash Flow" has the meaning set forth in Section 6(d)(ii).

          "Guarantors" has the meaning set forth in the introductory paragraph.

          "Hallmark" has the meaning set forth in the introductory paragraph.

          "Hallmark Lenders" has the meaning set forth in the introductory paragraph.

          "HCC" has the meaning set forth in the introductory paragraph.

          "Indebtedness" includes all items that in accordance with generally acceptable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which debt is to be determined, or to which reference should be made by footnotes thereto, but (a) also includes reimbursement obligations, guaranties, endorsements (other than endorsements for collection or deposit in the ordinary course of business), and other contingent obligations in respect of, or to purchase or otherwise acquire or advance funds on account of or otherwise service, obligations of others; and (b) excludes any amounts payable to employees or directors of the Borrowers in regard to restricted stock units.

          "LIBOR" means the three month rate for London Inter-Bank Offering Rate published for the first day of each calendar quarter in the Wall Street Journal.

          "Loan Documents" include this Agreement, the Notes, the Security Agreements, from and after the date as of which Hallmark is deemed to have purchased a participation in the "Obligations" under the Credit Facility or purchases the Indebtedness under the Credit Facility pursuant to Section 3, the Credit Facility, and any and all other writings which now or hereafter evidence or secure any portion of the Subject Obligations, and any amendments, modifications or substitutions of or for the foregoing.

          "Notes" means the 2001 Note, the 10.25% Note, the 2005 Note, the 2006 Note and the Tax Note.

          "Original Agreement" has the meaning set forth in the introductory paragraph.

          "Participated Obligation" has the meaning set forth in Exhibit A.

          "Released Matters" has the meaning set forth in Section 8.

          "Released Parties" has the meaning set forth in Section 8.

          "Security Agreements" means the Security and Pledge Agreement dated as of July 27, 2007 and the Copyright Security Agreement dated as of July 27, 2007 by the Borrowers in favor of the Hallmark Lenders.

          "Security Interest" includes any lien, charge, mortgage, pledge, assignment, or other encumbrance, retained title, or security interest, whether created or arising voluntarily, involuntarily or by operation of law.

          "Standby Purchaser" has the meaning set forth in Section 3.

          "Subject Obligations" has the meaning set forth in the recitals hereto.

          "10.25% Note" has the meaning set forth in Exhibit A.

          "2001 Note" has the meaning set forth in Exhibit A.

          "2005 Note" has the meaning set forth in Exhibit A.

          "2006 Note" has the meaning set forth in Exhibit A.

          "Tax Note" has the meaning set forth in Exhibit A.

          "Tax Sharing Agreement" means the Federal Income Tax Sharing Agreement between Hallmark and Crown Holdings dated as of March 11, 2003, as amended from time to time.

          "Waiver Period" has the meaning set forth in Section 2(a).

          "Waiver Start Date" has the meaning set forth in the introductory paragraph.

          "Waiver Termination Date" has the meaning set forth in Section 2(c)

          (b)    Agreement Controlling.    In the event of any inconsistency between the terms of this Agreement and the Subject Obligations or any other Loan Documents, this Agreement shall govern. Each Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

          (c)    Miscellaneous.    The headings herein are for convenience only and shall not be deemed to be part of this Agreement.

        2.    Agreement to Waive.

          (a)    Waiver.    Subject to Paragraph (b) of this Section 2:

              (i)  Except as set forth in clause (b)(i) below and Sections 6 and 7, all payments due from Borrower with respect to the Subject Obligations during the period (the "Waiver Period") commencing on the Waiver Start Date and ending on the Waiver Termination Date, shall be deferred to the Waiver Termination Date, whereupon such amounts shall become immediately due and payable;

             (ii)  During the Waiver Period, the Hallmark Lenders shall not:

              (1)   accelerate the maturity of the Subject Obligations or initiate proceedings for the collection of the Subject Obligations or foreclose with respect to the collateral security therefor; and

              (2)   file, or join in the filing of, any involuntary petition in bankruptcy with respect to the Borrowers, or any of them, or otherwise initiate or participate in similar insolvency reorganization, or moratorium proceedings for the benefit of creditors of the Borrowers or any of them.

          (b)    Permitted Actions.    Notwithstanding paragraph (a) of this Section 2, during the Waiver Period:

              (i)  the Borrowers shall pay, and Hallmark shall be entitled to collect, accrued interest in respect of the Participated Obligation in accordance with the terms thereof (to the extent not prohibited by the Credit Facility), which from and after the maturity of the Participated Obligation through the Waiver Termination Date shall accrue at the non-default rate;

             (ii)  interest on the Subject Obligations shall continue to accrue in accordance with the terms and conditions of the Subject Obligations (as the same are modified, amended and restated in accordance with this Agreement);

            (iii)  the Hallmark Lenders may take such action as not prohibited by the terms of the Subject Obligations to further protect or perfect any lien on collateral securing the Subject Obligations;

            (iv)  nothing in this Agreement shall limit any right any of the Hallmark Lenders may have to offset against the Subject Obligations, amounts that it owes any Borrower pursuant to the Tax Sharing Agreement, or as otherwise agreed by Crown Holdings; and

             (v)  the Hallmark Lenders shall be entitled to offset any Estimated Crown Tax Benefit (as the term is defined in the Tax Sharing Agreement) against the interest or principal of the Tax Note, in accordance with the terms of the Tax Note.

          (c)    Waiver Termination Date.    The Waiver Period shall terminate automatically on March 31, 2009, unless terminated earlier as set forth herein and such date of actual termination shall be the "Waiver Termination Date." Hallmark Lenders shall have the right to terminate this Waiver upon written notice upon the occurrence of any of the following in clauses (i) through (v). The Waiver shall automatically terminate upon the occurrence of either of (vi) or (vii):

              (i)  Any Borrower shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable (and after the expiration of any cure periods), (other than Indebtedness under the Subject Obligations, including the Credit Facility) with an aggregate principal amount in excess of $5 million, or any other event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity provided, however, that the Waiver will not terminate if the Borrower reduces the principal amount of such aggregate Indebtedness to $5 million or less within five Business Days of the Lender's written notice of termination; provided further, however, that the extension of the maturity date of the Credit Facility shall not constitute a failure to pay principal or interest pursuant to this paragraph (i);

             (ii)  CMUS shall default in the payment of licensing fees pursuant to that certain Second Amended and Restated Program License Agreement dated as of January 1, 2005 with RHI Entertainment, LLC (as it may be amended from time to time);

            (iii)  the representation and warranty of any Borrower contained herein (including the Original Agreement as amended) shall have been false or misleading in any material respect;

            (iv)  any Borrower shall fail to make the payments required by Section 2(b)(i) hereof or to perform any of its covenants or obligations contained herein within five (5) Business Days after notice thereof by the Hallmark Lenders;

             (v)  the Security Agreements shall not constitute a perfected security interest in favor of the Hallmark Lenders;

            (vi)  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (1) relief in respect of any Borrower or any subsidiary of any Borrower, or of a substantial part of the property or assets of any Borrower or any subsidiary of any Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any subsidiary of any Borrower or for a substantial part of the property or assets of any Borrower or any subsidiary of any Borrower or (3) the winding-up or liquidation of any Borrower or any subsidiary of any Borrower; and

           (vii)  any Borrower or any subsidiary of any Borrower shall (1) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c)(vi) above, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any subsidiary of any Borrower or for a substantial part of the property or assets of any Borrower or any subsidiary of any Borrower, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) take any action for the purpose of effecting any of the foregoing.

        3.    Standby Purchase Obligation.    If the Bank Lenders accelerate any of the Indebtedness of Crown Holdings under the Credit Facility, or seek to collect any Indebtedness under, or exercise any remedies pursuant to the Credit Facility, then Crown Holdings may elect to provide prompt written notice of such action to Hallmark exercising its rights under this Section 3. Within three (3) Business Days' of receipt of a notice pursuant to the preceding sentence, Hallmark or its designated subsidiary (the "Standby Purchaser") shall exercise its option to purchase all of the outstanding Indebtedness under the Credit Facility, together with all other interests of the Bank Lenders thereunder pursuant to that certain Amendment No. 9 to the Credit Facility, dated as of March 21, 2006, among the Borrowers, Hallmark and the Bank Lenders. Any Indebtedness so acquired shall be deemed to be Participated Obligations for purposes of this Agreement. All expenses and fees in connection with this purchase by the Standby Purchaser shall be added to the principal amount of the Participated Obligations.

        4.    Representations and Warranties.    Each Borrower hereby jointly and severally represents and warrants to each Hallmark Lender as follows:

          (a)    Power; Authorization.    Such Borrower has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and to perform its respective obligations hereunder. Such Borrower has duly executed and delivered this Agreement.

          (b)    Enforceability.    Each of this Agreement and the Security Agreements is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

          (c)    No Violation.    The execution, delivery and performance of this Agreement by the Borrowers does not and will not: (i) violate any law, rule, regulation or court order to which any such Borrower is subject; (ii) conflict with or result in a breach of any such Borrower's certificate of incorporation and bylaws if such Borrower is a corporation or other comparable organizational document if such Borrower is not a corporation; (iii) conflict with, result in a material breach or default of, or otherwise accelerate the performance required under any material agreement or instrument to which any such Borrower is party or by which it or its properties are bound; or (iv) result in the creation or imposition of any security interest or lien on any material property of any such Borrower, whether now owned or hereafter acquired.

          (d)    Obligations Absolute.    The obligation of the Borrowers to repay the Subject Obligations (as modified or amended and restated hereby), together with all interest accrued thereon, and other charges, and otherwise to pay and perform the Subject Obligations (as modified or amended and restated hereby) is absolute and unconditional, and there exists no right of set-off or recoupment, counterclaim or defense of any nature whatsoever to payment and performance of the Subject Obligations (as modified or amended and restated hereby).

          (e)    Acknowledgement of Indebtedness.

              (i)  Each of Crown Holdings and CMUS acknowledges that it is validly indebted to HCC pursuant to the 2001 Note, and that the outstanding principal amount of the 2001 Note (including interest which has been added to principal) as of January 1, 2008 is $101,333,170.51, and the accrued but unpaid interest for the period January 1, 2008 through January 31, 2008 is $670,202.39.

             (ii)  Crown Holdings acknowledges that it is validly indebted to HCC pursuant to the 10.25% Note, and that the outstanding principal amount of the 10.25% Note (including interest which has been added to principal) as of January 1, 2008 is $621,265,959.31, and the accrued but unpaid interest for the period January 1, 2008 through January 31, 2008 is $5,096,249.49.

            (iii)  Crown Holdings acknowledges that it is validly indebted to HCC pursuant to the 2006 Note, and that the outstanding principal amount of the 2006 Note (including interest which has been added to principal) as of January 1, 2008 is $57,867,807.42, and the accrued but unpaid interest for the period January 1, 2008 through January 31, 2008 is $382,729.00.

            (iv)  CMUS acknowledges that it is validly indebted to HCC pursuant to the 2005 Note, and that the outstanding principal amount of the 2005 Note (including interest which has been added to principal) as of January 1, 2008 is $158,753,447.74, and the accrued but unpaid interest for the period January 1, 2008 through January 31, 2008 is $1,049,971.49.

             (v)  Crown Holdings acknowledges that it is validly indebted to Hallmark pursuant to the Tax Note, and that the outstanding principal amount of the Tax Note (including interest which has been added to the principal) as of January 1, 2008 is $22,075,001.72, and the accrued but unpaid interest for the period January 1, 2008 through January 31, 2008 is $146,000.75.

        5.    Addition of Accrued Interest to Principal Amount.    The accrued but unpaid interest with respect to the Notes (with the exception of the 10.25% Note) will be added to the principal amount annually. The accrued but unpaid interest with respect to the 10.25% Note will be added to the principal amount semi-annually (February 5 and August 5).

        6.    Amendment of Notes.    Borrowers acknowledge that the 2001, 2005 and 2006 Notes have passed their maturity dates. The 2001, 2005 and 2006 Notes are each amended as of the date hereof to provide a new maturity date of December 31, 2009 and an interest rate of LIBOR plus 5%, adjusted quarterly. Interest will accrue and be added to principal through November 15, 2008. Commencing November 16, 2008, interest will be payable in cash, quarterly in arrears five days after the end of each calendar quarter.

        7.    Covenants of Borrowers.

          (a)    Compliance with Loan Documents.    The Borrowers shall comply with the covenants and obligations of the Borrowers under the Loan Documents.

          (b)    Further Assurance.    The Borrowers shall execute such other and further documents and instruments as each Hallmark Lender may request to implement the provisions of this Agreement.

          (c)    Refinancing:    Each Borrower shall use its commercially reasonable efforts to refinance the Subject Obligations as soon as reasonably practicable after the date hereof.

          (d)    Security Interest:    Each Borrower hereby ratifies the Security Interest granted to the Hallmark Lenders in the Security Agreements in and to all of each Borrower's right, title and interest in and to all personal property.

          (e)    Prepayment of Subject Obligations from Excess Cash Flow.

              (i)  Within one business days of the receipt of (or in the case of clause (e)(ii)(3) below the determination of the existence of) any Excess Cash Flow, Borrow shall, in an amount equal to the Excess Cash Flow, either (x) pay amounts due under the Credit Facility, or (y) repay the Subject Obligations. Such repayment of the Subject Obligations shall be applied in the following order:

              (1)   pro rata to accrued but unpaid interest on the 2001 Note, the 2005 Note, the 2006 Note, and the Tax Note based on their respective outstanding principal amounts, then

              (2)   to the principal amount of the 2001 Note, then

              (3)   to the principal amount of the 2005 Note, then

              (4)   to the principal amount of the 2006 Note, then

              (5)   to the principal amount of the Tax Note, then

              (6)   to the Accreted Value of the 10.25% Note, and finally

              (7)   to the Participated Obligations.

             (ii)  "Excess Cash Flow" shall mean (without duplication):

              (1)   the net cash proceeds from the issuance of any equity securities or debt instruments by any of the Borrowers;

              (2)   the net cash proceeds from the sale, transfer or lease by the Borrowers of any of their assets outside of the ordinary course of business; and

              (3)   if positive, the consolidated net cash flow from operations calculated in the same manner (and subject to the same restrictions on selling, general and administrative expenses, capital expenditures and similar items) as "Cash Flow Before Interest, Taxes (including tax sharing payments) and Principal" as set forth in the Crown Holdings 2008 Budget as approved by the Board of Directors of Crown Holdings and provided to the Hallmark Lenders. Excess Cash Flow from operations is currently budgeted at $43.9 million for 2008. For 2009, the restrictions will be those contained in the 2009 Budget to be approved by the Board of Directors of Crown Holdings, and reasonably acceptable to the Hallmark Lenders.

        8.    Release of Claims and Waiver.    Each Borrower hereby releases, remits, acquits and forever discharges each Hallmark Lender and each Hallmark Lender's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner or things done, which were omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and which also in any way directly or indirectly arise out of or were in any way connected to the Released Parties' capacity as the beneficiary of an obligation of one or more of the Borrowers under this Agreement, the Subject Obligations and/or any other Loan Document heretofore executed, including claims relating to 'lender liability' (all of the foregoing hereinafter called the "Released Matters"). The Borrowers acknowledge that the Hallmark Lenders' agreement to waive contained in Section 2 of this Agreement, Hallmark's agreement to purchase the outstanding Indebtedness and the Bank Lenders' other interests under the Credit Facility contained in Section 3 of this Agreement and the Hallmark Lenders' agreement to extend the maturity contained in Section 6 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Borrower represents and warrants to each Hallmark Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

        9.    Miscellaneous.

          (a)    No Waiver By Hallmark Lenders.    Notwithstanding any course of dealing between the parties, neither failure nor delay on the part of any Hallmark Lender to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No notice to or demand upon the Borrowers shall be deemed to be a waiver of the obligation of the Borrowers or of the right of any Hallmark Lender to take further action without notice or demand. The agreement to forebear by the Hallmark Lenders contained in this Agreement shall in no way obligate (or create a course of dealing obligating) any Hallmark Lender to similarly waive after the Waiver Termination Date.

          (b)    Benefit of Agreement.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

          (c)    Integration.    This Agreement, together with the Loan Documents heretofore executed, constitute the entire agreement and understanding among the parties relating to the subject matter hereof, and supersede all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, the Borrowers acknowledges they are relying on no statement, representation, warranty, covenant or agreement of any kind made by any Hallmark Lender or any employee or agent of the Hallmark Lenders, except for the agreements of the Hallmark Lenders set forth herein.

          (d)    Severability.    If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          (e)    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of such State.

          (f)    Counterparts; Faxed Signatures.    This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

          (g)    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective (i) upon receipt if delivered personally, (ii) upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) during normal business hours of a business day, otherwise on the next business day, and (iii) on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier, charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

      If to the Borrowers:

      Crown Media Holdings, Inc.
      12700 Ventura Blvd
      Studio City, CA 91302
      Attn: Charles Stanford, Esq.
      Fax: 818-755-2469

      If to the Hallmark Lenders or the Standby Purchaser:

      c/o Hallmark Cards Incorporated
      2501 McGee Trafficway
      PO Box 419126, Mail Drop No. 339
      Kansas City, MO 64141
      Attn: General Counsel
      Fax: 816-274-7171

        (h)    Survival.    All representations, warranties, covenants, agreements, undertakings, waivers and releases of the Borrowers contained herein shall survive the termination of the Waiver Period and payment in full of the obligations of the Borrowers under the Subject Obligations.

        (i)    Amendment.    No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

        10.    VENUE; JURISDICTION; JURY TRIAL WAIVER.    THE HALLMARK LENDERS AND BORROWER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY: (A) CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK; (B) AGREE THAT VENUE SHALL BE PROPER IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK; AND (C) WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY CONTROVERSY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT(S).

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

BORROWERS:
CROWN MEDIA HOLDINGS, INC.
By:	/s/ Charles L. Stanford Name: Charles L. Stanford Title: Executive Vice President & General Counsel
CROWN MEDIA UNITED STATES, LLC
By:	/s/ Charles L. Stanford Name: Charles L. Stanford Title: Vice President
GUARANTORS:
CM INTERMEDIARY, LLC CITI TEEVEE, LLC DOONE CITY PICTURES, LLC
By:	/s/ Charles L. Stanford Name: Charles L. Stanford Title: Vice President

HALLMARK LENDERS:
HALLMARK CARDS, INCORPORATED
By:	/s/ Timothy Griffith Name: Timothy Griffith Title: Chief Financial Officer
HC CROWN CORP.
By:	/s/ Dwight C. Arn Name: Dwight C. Arn Title: Vice President

EXHIBIT A

SUBJECT OBLIGATIONS

        1.     The Promissory Note, dated as of December 14, 2001, of Crown Holdings, and guaranteed by CMUS, in the original principal amount of $75 million payable to HCC (the "2001 Note")

        2.     The 10.25% Senior Unsecured Discount Note, issue date August 5, 2003, of Crown Holdings, in the initial accreted value of $400 million, payable to HCC (the "10.25% Note").

        3.     The Promissory Note, dated as of March 21, 2006, of Crown Holdings in the original principal amount of $70,414,087.87 payable to HCC (formerly payable to Hallmark Entertainment Holdings, Inc.) (the "2006 Note")

        4.     The Promissory Note, dated as of October 1, 2005, of CMUS, in the original principal amount of $132,785,424, payable to HCC (formerly payable to Hallmark Entertainment Holdings, Inc.) (the "2005 Note").

        5.     The Promissory Note, dated as of July 27, 2007, of Crown Holdings in the original principal amount of $33,082,019 payable to Hallmark (the "Tax Note").

        6.     All Obligations (as such term is defined in the Credit Facility) of the Borrowers to Hallmark under the Credit Facility, by virtue of Hallmark's deemed purchase of a participation in the Obligations pursuant to Section 14.1 of Amendment No. 8 to the Credit Facility or pursuant to Section 13.3 (l) of Amendment No. 9 to the Credit Facility (the "Participated Obligation").

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  Exhibit 10.77
AMENDED AND RESTATED WAIVER AND STANDBY PURCHASE AGREEMENT
EXHIBIT A SUBJECT OBLIGATIONS